Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Amplify Energy Corp:

We consent to the incorporation by reference in the registration statement on Form S-3  (No. 333 2233677),  Form S-8 (No. 333-233679), and Form S-8 (No. 333-214213) of Amplify Energy Corp. of our reports dated March 5, 2020, with respect to the consolidated balance sheets of Amplify Energy Corp. and subsidiaries as of December 31, 2019 and 2018, the related statements of consolidated operations, equity and cash flows for the year ended December 31, 2019, the year ended December 31, 2018, the period May 5, 2017 through December 31, 2017 (Successor), and the period from January 1, 2017 through May 4, 2017 (Predecessor), and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appear in the December 31, 2019 annual report on Form 10 K of Amplify Energy Corp.

As discussed in Note 2 to the consolidated financial statements, on April 14, 2017, the United States Bankruptcy Court for the Southern District of Texas entered an order confirming the plan for reorganization, which became effective on May 4, 2017. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification Topic 852, Reorganizations, for the Successor as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods (Predecessor) as described in note 1.

/s/ KPMG LLP

Houston, Texas

March 5, 2020